EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Frederick’s of Hollywood Receives Notice Regarding NYSE MKT Continued Listing Standards

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Hollywood, CA (December 4, 2012)— Frederick’s of Hollywood Group Inc. (NYSE MKT: FOH) (“Company”) today announced that it has received a notice from the NYSE MKT indicating that, based on the Company’s shareholders’ equity as reported in its Form 10-K for the year ended July 28, 2012, the Company is not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide, having less than $6 million of shareholders’ equity while sustaining losses from continuing operations and net losses in its five most recent fiscal years. On November 30, 2011, the Company had received a notice from the NYSE MKT indicating that, based on the Company’s shareholders’ equity as reported in its Form 10-K for the year ended July 30, 2011, the Company was not in compliance with Sections 1003(a)(i) and (ii) of the NYSE MKT Company Guide, having less than $2 million and $4 million of shareholders’ equity while sustaining losses from continuing operations and net losses in two out of its three most recent fiscal years, and net losses in three out of its four most recent fiscal years, respectively. On January 6, 2012, the Company had submitted a plan to the NYSE MKT addressing how it intended to regain compliance with those continued listing standards by May 30, 2013, which plan was accepted by the NYSE MKT. The Company intends to supplement its compliance plan by December 31, 2012 to address how it will regain compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide.

The Company’s common stock continues to trade on the NYSE MKT under the symbol “FOH” with the trading symbol extension “BC” to denote non-compliance with the NYSE MKT’s continued listing standards.

Forward Looking Statement

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. These statements are based on management’s current expectations or beliefs. Actual results may vary materially from those expressed or implied by the statements herein. Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; working capital needs; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; risks of doing business abroad; the ability to protect our intellectual property; and the other risks that are described from time to time in the Company’s SEC reports. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.

Frederick’s of Hollywood Group Inc., through its subsidiaries, sells women’s apparel and related products under its proprietary Frederick’s of Hollywood® brand through 119 specialty retail stores, a catalog and an online shop at http://www.fredericks.com/. With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Exxtreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

Our press releases and financial reports can be accessed on our corporate website at http://www.fohgroup.com.

This release is available on the KCSA Strategic Communications Web site at http://www.kcsa.com.

CONTACT:	Investor Contacts:
Frederick’s of Hollywood Group Inc.	Todd Fromer / Garth Russell
Thomas Rende, CFO	KCSA Strategic Communications
(212) 779-8300	212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com